EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated March 14, 2006 relating to our audits of the consolidated financial statements of Entravision Communications Corporation as of December 31, 2005 and for each of the two years in the period then ended and the financial statement schedule appearing in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2006 in the previously filed Registration Statements of Entravision Communications Corporation on Form S-8 (File Nos. 333-82718 and 333-54438) and on Form S-3 (File No. 333-87894).

/s/ McGladrey & Pullen, LLP

Pasadena, California

March 14, 2007